Red Mountain Resources, Inc. 8-K/A

Exhibit 99.1

ROBERT F. DARILEK, C.P.A. STEVEN H. BUTLER, C.P.A. _____________________________ 2702 N. Loop 1604 East, Ste. 202 San Antonio, Texas 78232 Phone (210) 979-0055 Fax (210) 979-0058

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cross Border Resources, Inc.
San Antonio, Texas

We have audited the accompanying balance sheets of Cross Border Resources, Inc. (The Company) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Note: this follows company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company's significant operating losses and negative working capital raise substantial doubt about its ability to continue as a going concern.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/DARILEK BUTLER & ASSOCIATES, PLLC

San Antonio, Texas
March 29, 2013

A Limited Liability Company  •  Members  AICPA PCPS  and TSCPA

Cross Border Resources, Inc.
Balance Sheets

	December 31,	December 31,
	2012	2011

ASSETS

Current Assets
Cash and Cash Equivalents	$241,561	$472,967
Accounts Receivable – Oil and Natural Gas Sales	3,194,725	1,184,544
Prepaid Expenses & Other Current Assets	465,223	1,808,944
Derivative Asset - Current Portion	235,825	—
Current Tax Asset	21,737	21,737
Total Current Assets	4,159,071	3,488,192

Oil and Gas Properties	48,248,378	34,986,566
Less: Accumulated Depletion, Amortization, and Impairment	(16,018,892)	(9,667,031)
Net Oil and Gas Properties	32,229,486	25,319,535

Other Assets
Other Property and Equipment, net of Accumulated Depreciation of $77,190 and $126,473 in 2012 and 2011, respectively	53,280	95,988
Deferred Bond Costs, net of Accumulated Amortization of $503,854 and $344,300 in 2012 and 2011, respectively	—	159,554
Deferred Bond Discount, net of Accumulated Amortization of $186,560 and $127,483 in 2012 and 2011, respectively	—	59,077
Deferred financing costs, net of accumulated amortization of $113,581 and $26,355 in 2012 and 2011, respectively	101,045	64,746
Derivative Asset, net of Current Portion	54,963	—
Other Assets	54,324	54,324
Total Other Assets	263,612	433,689

TOTAL ASSETS	$36,652,169	$29,241,416

The accompanying notes are an integral part of these financial statements.

	December 31,	December 31,
	2012	2011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable - Trade	$4,226,547	$1,177,383
Accounts Payable – Related Party	215,495	—
Interest Payable – Related Party	130,929	—
Notes Payable	—	764,278
Accrued Expenses & Other Payables	61,065	627,810
Deferred Revenues	—	32,479
Notes Payable – Related Party - Current	764,278	—
Interest Payable	—	112,659
Bonds Payable - Current Portion	—	570,000
Creditors Payable - Current Portion	758,167	186,761
Environmental Liability – Current Portion	860,000	—
Asset Retirement Obligation – Current Portion	452,013	—
Deferred Tax Liability	21,737	—
Derivative Liability - Current Portion	—	56,908
Total Current Liabilities	7,490,231	3,528,278

Non-Current Liabilities
Asset Retirement Obligations	2,865,345	1,186,260
Deferred Income Tax Liability	—	21,737
Environmental Liability	1,240,000	—
Line of Credit	8,750,000	2,381,000
Derivative Liability, net of Current Portion	—	28,086
Bonds Payable, net of Current Portion	—	2,825,000
Creditors Payable, net of Current Portion	594,616	1,352,783
Total Non-Current Liabilities	13,449,961	7,794,866
Total Liabilities	20,940,192	11,323,144

Commitments & Contingencies (Note 10)

Stockholders’ Equity
Common Stock ($0.001 par value; 99,000,000 shares authorized and 16,301,946 issued and outstanding as of December 31, 2012 and 16,151,946 as of December 31, 2011)	16,302	16,152
Additional Paid in Capital	32,770,540	32,617,690
Accumulated Deficit	(17,074,865)	(14,715,570)
Total Stockholders’ Equity	15,711,977	17,918,272

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,652,169	$29,241,416

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Operations

	December 31, 2012	December 31, 2011
Revenues
Oil and gas sales	$14,781,497	$6,584,134
Other	—	129,915
Total revenues	14,781,497	6,714,049

Expenses:
Operating costs	2,281,443	1,434,678
Environmental cleanup	2,100,000	—
Natural gas marketing and transportation expenses	143,672	10,301
Impairment expense	2,633,742	49,234
Production taxes	1,171,474	555,698
Depreciation, depletion, and amortization	5,671,202	2,105,851
Gain on sale of oil and gas properties	—	(599,100)
Accretion expense	94,556	84,428
General and administrative	2,851,003	3,664,355
Total expense	16,947,092	7,305,445

Loss from operations	(2,165,595)	(591,396)

Other income (expense):
Bond issuance amortization	(218,631)	(50,385)
Gain (loss) on derivatives	575,086	(11,771)
Interest expense	(547,066)	(460,275)
Miscellaneous other income	(3,089)	252,497
Total other income (expense)	(193,700)	(269,934)

Loss before income taxes	(2,359,295)	(861,330)

Current tax benefit	(—)	142,330
Deferred tax expense	—	(142,330)
Income tax expense	—
Net loss	$(2,359,295)	$(861,330)

Net loss per share:
Basic and diluted	$(0.15)	$(.06)
Weighted average shares outstanding:
Basic and diluted	16,173,316	14,945,782

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Cash Flows

	December 31, 2012	December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,359,295)	$(861,330)
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation, depletion, amortization, and impairment	8,304,944	2,105,851
Accretion of asset retirement obligations	94,556	84,428
(Gain) loss on disposition of assets	—	(583,766)
Share-based compensation	—	681,294
Amortization of debt discount and deferred financing costs	218,631	69,041
Change in derivative instruments	(375,782)	84,994
Changes in operating assets and liabilities:
Accounts receivable	(2,010,181)	(577,110)
Prepaid expenses and other current assets	1,343,721	(1,750,195)
Accounts payable	112,713	(2,385,142)
Accounts payable – related party	—	—
Accrued expenses	(413,746)	372,143
Deferred income tax	—	—
Deferred revenue	(32,479)	(129,915)
Interest payable	18,270	—
Environmental liability	2,100,000	—
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,001,352	(2,889,707)

CASH FLOWS USED IN INVESTING ACTIVITIES
Capital expenditures - oil and gas properties	(12,233,698)	(2,815,446)
Cash impact of merger, net	—	(62,797)
Proceeds from disposal of oil and gas properties	2,250,000	799,100
Capital expenditures - other assets	—	(6,626)
NET CASH USED IN INVESTING ACTIVITIES	(9,983,698)	(2,085,769)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of expenses	—	5,090,728
Borrowings on line of credit	7,119,000	798,574
Payments on line of credit	(750,000)	—
Payments to purchase stock options		(96,500)
Proceeds from renewing notes	—	139,359
Repayments of notes payable	—	(382,081)
Repayments of bonds	(3,395,000)	(810,000)
Repayments to creditors	(186,761)	(266,760)
Deferred financing costs	(36,299)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,750,940	4,473,320

NET DECREASE IN CASH AND CASH EQUIVALENTS	(231,406)	(502,156)
Cash and cash equivalents, beginning of period	472,967	975,123
Cash and cash equivalents, end of period	$241,561	$472,967

Supplemental disclosures of cash flow information:
Interest paid	$269,501	$183,440
Income taxes paid	$—	$—

NON-CASH TRANSACTIONS
Oil and natural gas properties included in accounts payable	$3,151,947	$1,165,024
Issuance of common stock to settle liability	(153,000)	—
Revisions of ARO	1,797,626	(158,452)
Settlement of ARO	(55,915)	—
Disposal of ARO	(88,650)	—
Additions of ARO	383,481	121,197

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Equity

For the years ended December 31, 2012 and 2011

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2010 (Predecessor)	—	—	—	$5,019,213	$5,019,213

Merger with Doral Corp – January 2011	12,476,946	12,477	27,115,712	(18,873,453)	8,254,736

Shares issued for services	75,000	75	168,675	—	168,750

Share-based compensation	—	—	512,544	—	512,544

Stock issued for cash, net of issuance costs of $479,144	3,600,000	3,600	4,917,259	—	4,920,859

Purchase of stock options from employees	—	—	(96,500)	—	(96,500)

Net loss attributable to common shareholders	—	—	—	(1,196,440)	(1,196,440)

Balance at December 31, 2011	16,151,946	16,152	32,617,690	(14,715,570)	17,918,272

Issuance of shares to settle change of control liability with former CEO	150,000	150	152,850	—	153,000

Net loss attributable to common shareholders	—	—	—	(2,359,295)	(2,359,295)

Balance at December 31, 2012	16,301,946	16,302	32,770,540	(17,074,865)	15,711,977

The accompanying notes are an integral part of these financial statements.

 Cross Border Resources, Inc.
Notes to Financial Statements

1.     Organization

Nature of Operations

The Company is an independent natural gas and oil company engaged in the exploration, development, exploitation, and acquisition of natural gas and oil reserves in North America.  The Company’s primary area of focus is the State of New Mexico, particularly southeastern New Mexico.  The Company has two wholly-owned subsidiaries, which are inactive: Doral West Corporation and Pure Energy Operating, Inc, and accordingly are not consolidated in these financial statements.

Reverse Acquisition

Effective January 3, 2011, the Company completed the merger with Pure Energy Group, Inc. (“Pure Sub”) as contemplated pursuant to the Agreement and Plan of Merger dated December 2, 2010 (the “Pure Merger Agreement”) among the Company, Doral Acquisition Corp., the Company’s wholly owned subsidiary (“Doral Sub”), Pure Gas Partners II, LP (“Pure”) and Pure Sub, a wholly owned subsidiary of Pure (Pure Sub and Pure being collectively referred to herein as the “Pure Energy Group”).

Pursuant to the provisions of the Pure Merger Agreement, all of Pure’s oil and gas assets and liabilities were transferred to Pure Sub. Pure Sub was then merged with and into Doral Sub, with Doral Sub continuing as the surviving corporation as a wholly owned subsidiary of the Company (the “Pure Merger”). Upon completion of the Pure Merger, the outstanding shares of Pure Sub were converted into an aggregate of 9,981,536 shares of the Company’s common stock. As a result of the Pure Merger, the previous Pure shareholders own approximately 80% of the Company’s total outstanding shares on a fully diluted basis, with the Company’s previous stockholders owning the remaining 20%.

The purchase price of the assets of the Company arising from the reverse acquisition with the Pure Energy Group was $8,085,984, representing eighty percent (80%) of the appraised value of 2,471,511 post-split shares of the Company which were issued and outstanding immediately prior to the reverse acquisition. The allocation of the purchase price and the purchase price accounting is based upon estimates of the assets and liabilities effectively acquired on January 3, 2011 in accordance with ASC topic 805, Business Combinations.

The allocation of the purchase price is as follows:

Cash and cash equivalents	$(62,798)
Accounts receivable	94,810
Prepaid expenses and other current assets	5,769
Proved oil and gas properties	10,336,219
Property and equipment	12,643
Other assets	228,268
Total assets	10,614,911
Accounts payable	(378,079)
Accounts payable- related party	(69,917)
Accrued liabilities	(182,110)
Long-term debt	(1,018,322)
Notes payable to related party	(250,000)
Asset retirement obligation	(630,499)
Purchase price	$8,085,984

The statements of income include the results of operations for Cross Border Resources, Inc. commencing on January 4, 2011. As a result, information provided for the year ended December 31, 2011 presented below includes the actual results of operations from January 4, 2011 to December 31, 2011 and the combined historical financial information for the Cross Border Resources, Inc. (formerly Doral Energy) and Pure for the period January 1, 2011 to January 3, 2011. The following unaudited pro forma information is not necessarily indicative of the results of future operations:

Year Ended December 31, 2011

Revenues	$7,313,149
Operating (loss)	(602,626)
Net income (loss)	(874,245)

Loss per share	$(0.06)

2.     Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern. These principles assume that the Company will be able to realize its assets and discharge its obligations in the normal course of operations for the foreseeable future.

At December 31, 2012, the Company had a working capital deficit of $3,331,159 million and outstanding debt (consisting of a line of credit, creditors payable, and related party unsecured subordinated notes payable) of $10,867,061. Because of the working capital deficit, the Company was not in compliance with the covenants of its line of credit with Texas Capital Bank (“TCB”). Of the outstanding debt, $367,309 was due September 30, 2012 under an unsecured promissory note payable to Green Shoe Investments, Ltd and $396,969 was due September 30, 2012 under an unsecured promissory note payable to Little Bay Consulting, SA. The Company currently does not have sufficient funds to repay these obligations. The Company is exploring available financing options, including the sale of debt, equity, or assets. If the Company is unable to finance its operations on acceptable terms or at all, its business, financial condition and results of operations may be materially and adversely affected. As a result of the working capital deficiency, and significant operating losses there is substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern. On February 28, 2013, the holder of the related party unsecured subordinated notes payable (our largest shareholder) elected to convert the notes into shares of our common stock. Further, as of February 28, 2013, we settled our creditors payable liability for half the cash owed to the creditors and by arranging for our largest shareholder to issue shares of its common stock to settle the remaining liability.

3.     Summary of Significant Accounting Policies

Reclassification

Certain amounts have been reclassified to conform with the current period presentation. The amounts reclassified did not have an effect on the Company’s results of operations or stockholders’ equity.

Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At times, the amount of cash and cash equivalents on deposit in financial institutions exceeds federally insured limits. The Company monitors the soundness of the financial institutions and believes the Company’s risk is negligible.

Concentrations of Credit Risk

All of our receivables are due from crude oil and natural gas purchasers. The Company sold approximately 81% of our crude oil and natural gas production to 4 customers during the year ended December 31, 2012. At December 31, 2012, these 4 customers accounted for approximately 78%, respectively of Accounts Receivable.

Financial instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and long-term debt are approximate fair value as of December 31, 2012 and 2011.

Oil and natural gas properties

The Company follows the successful efforts method of accounting for its oil and natural gas producing activities.  Costs to acquire mineral interests in oil and natural gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If the Company determines that the wells do not have proved reserves, the costs are charged to expense. There were no exploratory wells capitalized pending determination of whether the wells have proved reserves at December 31, 2012 or 2011. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties, are charged to expense as incurred. The Company capitalizes interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. Through December 31, 2012, the Company had capitalized no interest costs because its exploration and development projects generally lasted less than six months. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization, with a resulting gain or loss recognized in income.

Capitalized amounts attributable to proved oil and natural gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one barrel of oil equivalent (“Boe”). The ratio of six Mcf of natural gas to one Boe is based upon energy equivalency, rather than price equivalency. Given current price differentials, the price for a Boe for natural gas differs significantly from the price for a barrel of oil.

It is common for operators of oil and natural gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. The Company records these advance payments in prepaid and other current assets and release this account when the actual expenditure is later billed to it by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalents, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Impairment of long-lived assets

The Company evaluates its long-lived assets for potential impairment in their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Oil and natural gas properties are evaluated for potential impairment by field. Other properties are evaluated for impairment on a specific asset basis or in groups of similar assets, as applicable. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of an asset are less than its carrying value. If an impairment occurs, the carrying value of the impaired asset is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

Unproved oil and natural gas properties do not have producing properties. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers estimated potential reserves and future net revenues from an independent expert, the Company’s history in exploring the area, the Company’s future drilling plans per its capital drilling program prepared by the Company’s reservoir engineers and operations management and other factors associated with the area. Impairment is taken on the unproved property cost if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Revenue and accounts receivable

The Company recognizes revenue for its production when the quantities are delivered to, or collected by, the purchaser. Prices for such production are generally defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included in lease operating expense.

Accounts receivable—oil and natural gas sales consist of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. Accounts receivable—other consist of amounts owed from interest owners of the Company’s operated wells. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. The Company reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects its best estimate of the amount that may not be collectible. There was no reserve for bad debts as of December 31, 2012 or 2011.

Other property

Furniture, fixtures and equipment are carried at cost. Depreciation of furniture, fixtures and equipment is provided using the straight-line method over estimated useful lives ranging from three to ten years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Income taxes

The Company is subject to U.S. federal income taxes along with state income taxes in Texas and New Mexico. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the Company’s Statements of Operations. The Company accrues interest and penalties, if any, related to unrecognized tax benefits as a component of income tax expense.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the tax rate in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the year of the enacted tax rate change. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Asset retirement obligations

Asset retirement obligations (“AROs”) associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates, revisions to estimated inflation rates and changes in the estimated timing of abandonment.

Share-based compensation

The Company measures and records compensation expense for all share-based payment awards to employees and outside directors based on estimated grant date fair values. The Company recognizes compensation costs for awards granted over the requisite service period based on the grant date fair value.

Business combinations

We follow ASC 805, Business Combinations (“ASC 805”), and ASC 810-10-65, Consolidation (“ASC 810-10-65”). ASC 805 requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under ASC 805, all business combinations will be accounted for by applying the acquisition method. Accordingly, transaction costs related to acquisitions are to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable rules under U.S. GAAP. ASC 810-10-65 requires non-controlling interests to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements.

Earnings per common share

The Company reports basic earnings per common share, which excludes the effect of potentially dilutive securities, and diluted earnings per common share, which includes the effect of all potentially dilutive securities, unless their impact is anti-dilutive.

Recently issued accounting pronouncements

In May 2011, the FASB issued an accounting pronouncement related to fair value measurement (FASB ASC Topic 820), which amends current guidance to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards. The amendments generally represent clarification of FASB ASC Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted this pronouncement for our fiscal year beginning January 1, 2012 and the adoption of this pronouncement did not have a material effect on our consolidated financial statements.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued new standards that require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The new standards are effective for annual periods beginning on or after January 1, 2013. We are currently evaluating the provisions of the new standards and assessing the impact, if any, it may have on our financial position and results of operations.

4 – Asset retirement obligations

The following is a description of the changes to the Company’s asset retirement obligations for the years ended December 31, 2012 and 2011:

	December 31,	December 31,
	2012	2011

Asset retirement obligations at beginning of year	$1,186,260	$508,588
Disposal of assets	(88,650)	—
Settlement of liabilities	(55,915)	—
Asset retirement obligations acquired in acquisition	—	630,499
Revision of previous estimates	1,797,626	(158,452)
Accretion expense	94,556	84,428
Additions	383,481	121,197
Asset retirement obligations at end of period	$3,317,358	$1,186,260
Less: current portion	452,013	—
Long-term portion	$2,865,345	$1,186,260

In 2012, we recorded an upward revision to previous estimates for our asset retirement obligations primarily due to changes in the estimated future cash outlays.

5 – Property and equipment

Oil and natural gas properties

The following table sets forth the capitalized costs under the successful efforts method for oil and natural gas properties:

	December 31,	December 31,
	2012	2011

Oil and natural gas properties	$48,248,378	$34,986,566
Less accumulated depletion and impairment	(16,018,892)	(9,667,031)
Net oil and natural gas properties capitalized costs	$32,229,486	$25,319,535

At December 31, 2012, $2,555,157 of costs were excluded from the depletion calculation for development wells in progress.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on the Company’s analysis of undiscounted future net cash flows. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company recognizes an impairment charge in income equal to the difference between carrying value and the estimated fair value of the properties. Estimated fair values are determined using discounted cash flow models. The discounted cash flow models include management’s estimates of future oil and natural gas production, operating and development costs, and discount rates. In June 2012, the Company recorded a $1,775,796 impairment charge related to its Wolfberry assets located in the Texas counties of Dawson, Howard, Martin and Borden.  The impairment charge represents the difference between the properties’ carrying value and their estimated fair market value.  The impairment expense is included in impairment of oil & gas properties in the accompanying Statements of Operations.  Effective August 1, 2012, the Company sold its Wolfberry assets, described above, for a sales price of $2,250,000.  The Company performed an impairment test on its oil and natural gas properties as of the fourth quarter of 2012.  The Company recorded an impairment of $857,946 primarily related to a decline in the value of its reserves.

Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining and maintaining leases and achieving commercial production or sale.

Other property and equipment

The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation is summarized as follows:

	December 31,	December 31,
	2012	2011

Other property and equipment	$130,470	$222,461
Less accumulated depreciation	(77,190)	(126,473)
Net property and equipment	$53,280	$95,988

6 – Stockholders’ equity and earnings per share

2011 Equity Financing

On May 26, 2011, the Company closed a private offering exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder. In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share. The warrants are exercisable beginning on November 26, 2011. The Company agreed to use the net proceeds from the sale of the units for general business and working capital purposes and not to use such proceeds for the redemption of any common stock or common stock equivalents.

The investors in the offering received registration rights. The Company agreed to file a registration statement covering the resale of the common stock issued and the common stock underlying the warrants issued to the Selling Stockholders within sixty days after the closing date.  If the registration statement is was not declared effective by the SEC within the time periods defined within the agreement, then the Company would have made pro rata cash payments to each Purchaser as liquidated damages in an amount equal to 1.0% of the aggregate amount invested by such Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective. If at the time of exercise of the warrants there is no effective registration statement covering the resale of the shares underlying the warrant, then the Selling Stockholder has the right at such time to exercise warrants in full or in part on a cashless basis. The Company filed an S-1 registrations statement registering the shares on July 25, 2011, which was declared effective on August 5, 2011.

In addition to registration rights, the Selling Stockholders were offered a right of first refusal to participate in future offerings of common stock if the principal purpose of which is to raise capital. This right of first refusal terminates upon the earlier of a sale, merger, consolidation or reorganization of the Company or the one-year anniversary of the Closing Date.

Warrants

In connection with the equity offering closed on May 26, 2011, the Company issued warrants to purchase an aggregate of 3,600,000 shares of the Company’s common stock at a per share price of $2.25 (the "$2.25 Warrants").  The Company also has outstanding warrants to purchase 3,125 shares of the Company’s common stock at a per share price of $5.00.  The $2.25 Warrants became exercisable in November 2011 and expire in November 2015. On the date of issuance, the warrants were valued at $898,384. Management determined the fair value of the warrants based upon the Black-Scholes option model with a volatility based on the historical closing price of common stock of industry peers and the closing price of the Company’s common stock on the OTCBB on the date of issuance. The volatility and remaining term was 50% and 2.92 years, respectively. The Company does not expect the immediate exercise of these warrants as the exercise price exceeds the average closing market price for the Company's common stock. Furthermore, no assurances can be made that any of the warrants will ever be exercised for cash or at all.

Issuance of Shares to Former Executive

On November 7, 2012, the Company issued 150,000 shares (the “Shares”) of its common stock to Everett Willard Gray II, in full satisfaction of any remaining amounts owed to Mr. Gray by the Company pursuant to Mr. Gray’s employment agreement with the Company, dated as of January 31, 2011 and amended as of March 6, 2012 and April 20, 2012 (as amended, the “Employment Agreement”). Mr. Gray resigned as the Company’s Chairman and Chief Executive Officer effective May 31, 2012 in connection with the transactions described in the Company’s Current Report on Form 8-K filed on April 24, 2012. The Employment Agreement provided for him to receive severance payments of $478,298, payable in installments, of which $239,149 remained to be paid, which was satisfied by the issuance of the 150,000 shares.

Stock Issued for Services

During 2011, the Company issued a total of 75,000 shares of its common stock as compensation for services by consultants.  Non-cash expense of $172,500 was recognized in 2011 over the respective service periods.  The valuation of the stock was based on the closing market price for the Company's common stock on the effective dates of the issuances.

Stock Options

In January 2011, the Company issued options to purchase a total of 1,602,500 shares of its common stock at option prices ranging from $4.80 to $6.38 per share.  Of that total, 1,265,000 were issued to employees, 250,000 were issued to a consultant and 87,500 were issued to the Company's directors.  During 2011, unvested options to purchase 325,000 shares were forfeited by an employee and a consultant whose relationship with the Company ended. Also vested options to purchase 225,000 shares expired unused during 2011.  In October 2011, the Company's board of directors offered to purchase all options held by current employees at $0.10 per option share.  All employees accepted the offer, resulting in a total payment by the Company of $96,500.  The Company subsequently cancelled the options purchased. At December 31, 2012, options to purchase 87,500 shares of stock at $4.80 per share remained outstanding, all of which are exercisable and held by former and current members of the Company's board of directors.  For the year ending December 31, 2012 there was no stock based compensation while for the year ending December 31, 2011, the Company incurred $512,544 in stock based compensation, included in the statement of operations under the line item “general and administrative.”

Stock option activity summary is presented in the table below:

			Weighted-
			average
		Weighted-	Remaining
		average	Contractual
	Number of	Exercise	Term
	Shares	Price	(years)
Outstanding at December 31, 2010 (Predecessor)	—	$—	—
Granted	1,602,500	5.21	—
Cancelled	(965,000)	5.23	—
Exercised	—	—	—
Forfeited	(325,000)	5.33	—
Expired	(225,000)	4.80	—
Outstanding and exercisable at December 31, 2011	87,500	4.80	4.08
Granted	—	—	—
Cancelled	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Expired	—	—	—
Outstanding and exercisable at December 31, 2012	87,500	$4.80	3.08

There is no intrinsic value in the outstanding options since the option price is in excess of the market price of the Company's common stock.

The fair value of the options granted during 2011 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Closing market price of stock on grant date	$3.11
Risk-free interest rate	2.43%
Dividend yield	0.00%
Volatility factor	50%
Expected life	2.5 years

We elected to use the “simplified” method to calculate the estimated life of options granted to employees. The use of the “simplified” method has been extended until such time when we have sufficient information to make more refined estimates on the estimated life of our options. The expected stock price volatility was calculated by averaging the historical volatility of the Company’s common stock over a term equal to the expected life of the options.

Loss Per Common Share

The Company reports basic loss per common share, which excludes the effect of potentially dilutive securities, and diluted loss per common share, which includes the effect of all potentially dilutive securities unless their impact is anti-dilutive. Warrants to purchase 3,603,125 shares and stock options to purchase 87,500 shares of the Company’s common stock were excluded from this calculation because they were anti-dilutive during the years presented.

7 – Related party transactions

The Company paid $163,000 for consulting fees in the year ended December 31, 2011, respectively to BDR Consulting, Inc. (BDR), a member of CCJ/BDR Investments, L.L.C., who owned a combined 64.108% limited partnership interest in the Pure Gas Partners, L.P.  The president of BDR also served on the Board of Directors and was the Chief Executive Officer of Pure Energy Group, Inc.

On April 11, 2012, the Company advanced its then Chief Executive Officer, E. Willard Gray, II, $119,575 related to the change in control provisions in Mr. Gray's employment agreement.  At June 30, 2012, $42,070 remained outstanding (shown as Accounts receivable - related party on the Balance Sheet), which was deducted from the second change of control payment to him from the Company in July 2012.

During the year ended December 31, 2012, Red Mountain Resources, Inc. incurred approximately $628,274 for general and administrative expenses and operating costs that will be reimbursed by the Company for accounting services and attendance of certain of the Company’s directors and officers at the Company’s annual meeting of stockholders and for costs associated with workovers on three of the Company’s salt water disposal wells, of which $215,495 remained unpaid at December 31, 2012.  The expenditures pertaining to the operating costs were incurred pursuant to a technical services agreement between the Company and Red Mountain Resources, Inc.

The Company paid $720 and $91,633 for consulting fees and expense reimbursements for the years ended December 31, 2012 and 2011, respectively to Sebring Exploration Texas, Inc., an entity owned by Earl M. Sebring, the Company’s Interim President.

8 – Long term debt

7½% Debentures, Series 2005

On March 1, 2005, Pure and Pure Sub issued 7 ½ % Debentures, Series 2005, in the principal amount of $5,500,000 (the "Pure Debentures").  The Pure Debentures were secured by all revenues of the issuer and all money held in the funds and accounts created under the Indenture.  The Pure Debentures would have matured on March 1, 2015, if not redeemed, with principal and interest payable semi-annually on March 1 and September 1.  The Pure Debentures were redeemed on March 1, 2012.  As of December 31, 2012 and December 31, 2011, the balance payable was $0 and $3,395,000, respectively.  Interest expense related to the Pure Debentures for the years ended December 31, 2012 and 2011 was $43,708 and $223,505, respectively.

As permitted by the bond debt agreement, the Company purchased bonds on the open market at its discretion.  Pure Debentures held by the Company at December 31, 2012 and December 31, 2011 totaled $0 and $100,000, respectively. These Pure Debentures were purchased at a discount of $16,719 during 2011.  The Pure Debentures held by the Company are shown as a reduction of bonds payable on the balance sheet as follows:

	December 31,	December 31,
	2012	2011

Bonds Payable	$—	$3,495,000
Less: Bonds held by the Company	—	(100,000)
Total	$—	$3,395,000

Notes Payable Green Shoe Investments – Related Party

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Green Shoe Investments Ltd. (“Green Shoe”) in the principal amount of $487,000 at an interest rate of 5.0%

On April 26, 2011, the Company entered into a Loan Agreement with Green Shoe, and the Company executed and delivered a Promissory Note to Green Shoe in connection therewith.  The amount of the Promissory Note and the loan from Green Shoe (the “Green Shoe Loan”) was $550,936 and the purpose of the Green Shoe Loan was to consolidate and extend all of the loans owed by the Company and its predecessors to Green Shoe including without limitation the following:  (i) loan dated May 9, 2008 in the principal amount of $100,000, (ii) loan dated May 23, 2008 in the principal amount of $150,000, (iii) loan dated July 18, 2008 in the principal amount of $50,000, (iv) loan dated February 24, 2009 in the principal amount of $100,000, and (v) loan dated April 29, 2009 in the principal amount of $87,000 plus accrued interest of $63,936.  The Green Shoe Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provided that no payments of principal or interest were due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Green Shoe was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of the note as of September 30, 2012 was $367,309.

The debt and associated accrued interest were not repaid at maturity on September 30, 2012.  On October 22, 2012, the Company received notice from the lender’s counsel that it would be considered in default on the note beginning November 1, 2012 if the note and accrued interest were not paid in full.  From November 1, 2012, the note began to accrue interest at the default rate of 18%.  On November 30, 2012, Jackson Street Investors, LLC purchased the note from Green Shoe Investments.  Subsequently, on December 12, 2012, Red Mountain Resources, Inc. purchased the note from Jackson Street Investors, LLC.  As of December 31, 2012, the note had a principal balance of $367,309 and an accrued interest balance of $62,924.

On February 28, 2013, the Company’s Board of Directors approved a resolution to modify the terms of the note so that the conversion price was reduced from $4.00 to $1.50 per share.  On February 28, 2013, Red Mountain Resources, Inc. converted the principal balance of $367,309 and accrued interest balance of $73,611 into 293,947 shares of the Company’s common stock (See Note 14).

Notes Payable Little Bay Consulting – Related Party

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Little Bay Consulting SA (“Little Bay”) in the principal amount of $520,000 at an interest rate of 5%.

On April 26, 2011, the Company entered into a Loan Agreement with Little Bay, and the Company executed and delivered a Promissory Note to Little Bay in connection therewith.  The amount of the Promissory Note and the loan from Little Bay (the “Little Bay Loan”) was $595,423 and the purpose of the Little Bay Loan was to consolidate and extend all of the loans owed by the Company and its predecessors to Little Bay including without limitation the following: (i) loan dated March 7, 2008 in the original principal amount of $220,000, (ii) loan dated July 18, 2008 in the original principal amount of $100,000, and (iii) loan dated October 3, 2008 in the principal amount of $200,000 plus accrued interest of $75,423. The Little Bay Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provided that no payments of principal or interest were due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Little Bay was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of the note as of September 30, 2012 is $396,969.

The debt and associated accrued interest were not repaid at maturity on September 30, 2012.  On October 22, 2012, the Company received notice from the lender’s counsel that it would be considered in default on the note beginning November 1, 2012 if the note and accrued interest were not paid in full.  From November 1, 2012, the note began to accrue interest at the default rate of 18%. On November 30, 2012, Jackson Street Investors, LLC purchased the note from Little Bay Consulting, S.A.  Subsequently, on December 12, 2012, Red Mountain Resources, Inc. purchased the note from Jackson Street Investors, LLC.  As of December 31, 2012, the note had a principal balance of $396,969 and an accrued interest balance of $68,005.

On February 28, 2013, the Company’s Board of Directors approved a resolution to modify the terms of the note so that the conversion price was reduced from $4.00 to $1.50 per share.  On February 28, 2013, Red Mountain Resources, Inc. converted the principal balance of $396,969 and accrued interest balance of $79,555 into 317,683 shares of the Company’s common stock (See Note 14).

Operating Line of Credit

As of December 31, 2011, the borrowing base on the Texas Capital Bank (“TCB”) line of credit was $4,500,000.  Effective March 1, 2012, the borrowing base was increased to $9,500,000. The interest rate was calculated at the greater of the adjusted base rate or 4%. The line of credit is collateralized by producing wells and matures on January 14, 2014, accordingly, it is presented as a long term liability. As a result of the sale of certain interests in oil and gas properties, effective August 1, 2012, the borrowing base was reduced by $750,000 and that amount was repaid to TCB out of the sale proceeds.

As of December 31, 2012 and 2011, the outstanding balance on the TCB line of credit was $8,750,000 and $2,381,000, respectively.  As of December31, 2012, the Company was not in compliance with all covenants under its agreement with TCB.

On February 5, 2013, the Company entered into a Senior First Lien Secured Credit Agreement with Red Mountain Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC and Independent Bank, as Lender.  Red Mountain owns approximately 77.9% of the outstanding common stock of Cross Border and Black Rock and RMR Operating are wholly owned subsidiaries of Red Mountain.  On February 5, 2013, the Company drew $8,900,000 on the line of credit and used a portion of that draw to fully pay down the TCB line of credit.

9 – Creditors payable

In 2002, the prior owner of Pure Sub filed a petition for reorganization with the United States Bankruptcy Court.  According to the plan of reorganization, three creditors were to receive a combined amount of approximately $3,000,000 for their claims out of future net revenues of Pure Sub (defined as revenues from producing wells net of lease operating expenses and other direct costs).

On February 28, 2013, the Company entered into settlement agreements with two of the creditors.  Under the agreement, one creditor with a balance of $608,727 as of December 31, 2012 was paid $304,363 in cash and the Company arranged for its largest shareholder, Red Mountain Resources, to issue the creditor 358,075 shares of Red Mountain’s common stock.  The other creditor with a balance of $659,224 as of December 31, 2012 was paid $329,612 and the Company arranged for Red Mountain to issue the creditor 387,779 shares of Red Mountain’s common stock (See Note 14).

10 – Commitments and contingencies

As reported in our 10-Q for the period ended June 30, 2011, on May 4, 2011, Clifton M. (Marty) Bloodworth filed a lawsuit in the State District Court of Midland County, Texas, against Doral West Corp. d/b/a Doral Energy Corp. and Everett Willard Gray II.  Mr. Bloodworth alleges that Mr. Gray, as CEO of the Company, made false representations which induced Mr. Bloodworth to enter into an employment contract that was subsequently breached by the Company.  The claims that Mr. Bloodworth has alleged are:  breach of his employment agreement with Doral, common law fraud, civil conspiracy breach of fiduciary duty, and violation of the Texas Deceptive Trade Practices-Consumer Protection Act.  Mr. Bloodworth is seeking damages of approximately $292,500.  Mr. Gray and the Company deny that Mr. Bloodworth’s claims have any merit.

Environmental Contingencies

The Company is subject to federal and state laws and regulations relating to the protection of the environment.  Environmental risk is inherent to oil and natural gas operations and the Company could be subject to environmental cleanup and enforcement actions.  The Company manages this environmental risk through appropriate environmental policies and practices to minimize the impact to the Company.

As of December 31, 2012, we have approximately $2,100,000 in environmental liabilities related to our operated Tom Tom Tomahawk field located in Chaves and Roosevelt counties New Mexico.  This is management’s best estimate of the costs of remediation and restoration with respect to these environmental matters, although the ultimate cost could differ materially.  Inherent uncertainties exist in these estimates due to unknown conditions, changing governmental regulation, and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration.

11 – Price risk management activities

ASC 815-25 (formerly SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”) requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. When choosing to designate a derivative as a hedge, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring effectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions. Based on the above, management has determined the swaps noted below do not qualify for hedge accounting treatment.

At December 31, 2012, the Company had a net derivative asset of $290,788, as compared to a net derivative liability of $84,994 at the prior year end.  The change in net derivative asset/liability is recorded as non-cash mark-to-market income or loss.  Mark-to-market income of $330,716 was recorded in the twelve months ended December 31, 2012, as compared to $84,994 loss in the prior year.  Net realized hedge settlement gain for the twelve months ended December 31, 2012 totaled $244,370 as compared to $73,223 in the prior year.  The combination of these two components of derivative expense/income is reflected in "Other Income (Expense)" on the Statements of Operations as "Gain (loss) on derivatives."

As of December 31, 2012, the Company had crude oil swaps in place relating to a total of 4,000 Bbls per month, as follows:

				Price	Volumes	Fair Value of Outstanding Derivative Contracts (1) as of
Transaction				Per	Per	December 31,	December 31,
Date	Type (2)	Beginning	Ending	Unit	Month	2012	2011
March 2011	Swap	04/01/2011	02/28/2013	$104.55	1,000	$41,019	$83,594
November 2011	Swap	12/01/2011	11/30/2014	$93.50	2,000	44,942	(168,588)
February 2012	Swap	03/01/2012	02/28/2014	$106.50	1,000	204,827	-
						$290,788	$(84,994)

(1) The fair value of the Company's outstanding transactions is presented on the balance sheet by counterparty. Currently all of our derivatives are with the same counterparty. The balance is shown as current or long-term based on our estimate of the amounts that will be due in the relevant time periods at currently predicted price levels. Amounts in parentheses indicate liabilities.

(2) These crude oil hedges were entered into on a per barrel delivered price basis, using the NYMEX - West Texas Intermediate Index, with settlement for each calendar month occurring following the expiration date, as determined by the contracts.

NOTE 12 – FAIR VALUE MEASUREMENTS

Cross Border Resources, Inc. commodity derivatives are measured at fair value in the financial statements. The Company’s financial assets and liabilities are measured using input from three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 –	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that Cross Border Resources, Inc. has the ability to access at the measurement date.

Level 2 –
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –
Unobservable inputs reflect Cross Border Resources, Inc’s judgments about the assumptions market participants would use in pricing the asset of liability since limited market data exists. The Company develops these inputs based on the best information available, using internal and external data.

The fair value of derivative assets is determined using forward price curves derived from market price quotations, externally developed and commercial models, with internal and external fundamental data inputs. Market price quotations are obtained from independent energy brokers and direct communication with market participants.

The Company accounts for additions to AROs and oil and natural gas at fair value on a non-recurring basis. The following tables summarize the valuation of the Company’s assets and liabilities that were accounted for at fair value on a non-recurring basis as of December 31, 2012 and 2011.

The following table presents the Company’s assets and liabilities recognized in the balance sheet and measured at fair value on a recurring basis as of December 31, 2012:

	Fair Value Measurements at Reporting Date Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)		Significant or Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at December 31, 2012
Assets (liabilities):
Asset retirement obligations	$	c	$—	$(2,181,107)	$(2,181,107)
Environmental liability				(2,100,000)	(2,100,000)
Commodities derivatives		—	290,788	—	290,788
Oil and natural gas properties		—	—	16,602,246	16,602,246
Total		$—	$290,788	$12,321,139	$12,611,927

	Fair Value Measurements at Reporting Date Using
(in thousands)	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant or Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value at December 31, 2011
Assets (liabilities):
Asset retirement obligations	$—	$—	$(121,197)	$(121,197)
Commodities derivatives		(84,994)		(84,994)
Oil and natural gas properties	—	—	3,980,470	3,980,470
Total	$—	$(84,994)	$3,859,273	$3,774,279

The Company’s accounting policies for AROs are discussed in Note 3, and reconciliations of the Company’s AROs are provided in Note 4 for the periods presented. For purposes of fair value measurement, the Company determined that additions and revisions to AROs should be classified as Level 3. The Company recorded additions and revisions to AROs of $2,181,107 and $121,197 in fiscal years 2012 and 2011, respectively.

The Company’s accounting policies for oil and gas properties are discussed in Note 3. For purposes of fair value measurement, the Company determined that oil and natural gas properties should be classified as Level 3. The Company recorded impairment to its oil and natural gas properties of approximately $2,983,954 in 2012 related to its Wolfberry assets which were sold effective August 1, 2012 and an overall decline in the value of reserves as of the end of the year.  Oil and natural gas properties are evaluated for potential impairment by field. Impairment on proved properties is recognized when the estimated undiscounted future net cash flows of an asset are less than its carrying value. If impairment occurs, the carrying value of the impaired asset is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

13 – Income taxes

Total income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income:

	Year Ended December 31,
(in thousands)	2012	2011
Income taxes at U.S. statutory rate	$(802)	$(142)
State taxes, net of federal impact	(63)	—
Change in valuation allowance	864	142
Permanent differences	1	—
Other differences	—	—
Total	$—	$—

Deferred tax assets consist of the following:

	Year Ended December 31,
(in thousands)	2012	2011
Derivatives	$105	$—
Valuation allowance	(7,200)	(2,665)
Difference in depreciation and capitalization methods- natural gas and oil properties	(379)	—
Accrued expenses	769	—
Net operating losses	6,705	2,665
Total	$—	$—

Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and tax bases of assets and liabilities. The Company’s net deferred tax assets and liabilities are recorded as a long-term liability of $0 at December 31, 2012 and 2011, respectively.

As of December 31, 2012, the Company had net operating loss carryfowards (“NOLs”) of approximately $18.3 million which will begin to expire, if unused, in 2026.

The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that deferred tax assets can be realized prior to their expiration.  Management monitors Company-specific, oil and natural gas industry and worldwide economic factors and assesses the likelihood that the Company's NOLs and other deferred tax attributes in the United States, state, and local tax jurisdictions will be utilized prior to their expiration.  The Company establishes a valuation allowance to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized. At December 31, 2012, and 2011 the Company had a valuation allowance of $7.2 million and $2.7 million, respectively, related to its deferred tax assets.

The company recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for the periods ended December 31, 2012 and December 31, 2011. There were no interest and penalties related to unrecognized tax positions for the periods ended December 31, 2012 and December 31, 2011. The tax years subject to examination by tax jurisdictions in the United States are 2009 through 2012.

14 – Subsequent events

Red Mountain Acquisition

On January 28, 2013, Red Mountain Resources, Inc. acquired 5,037,869 shares of common stock of Cross Border from a limited number of stockholders of Cross Border in exchange for the issuance of 10,182,420 shares of Red Mountain’s common stock. This acquisition was a step-acquisition in which Red Mountain acquired an additional 31% of Cross Border, an equity method investment prior to January 28, 2013, which increased Red Mountain’s ownership to 79%.

Credit Agreement

On February 5, 2013, the Company entered into a Senior First Lien Secured Credit Agreement (the “Credit Agreement”) with Red Mountain, Black Rock Capital, Inc. (“Black Rock”) and RMR Operating, LLC (“RMR Operating,” and together with Cross Border, Red Mountain and Black Rock, jointly and severally, the “Borrowers”) and Independent Bank, as Lender (the “Lender”).  Red Mountain owns approximately 79% of the outstanding common stock of Cross Border and Black Rock and RMR Operating are wholly owned subsidiaries of Red Mountain.

The Credit Agreement provides for an up to $100 million revolving credit facility with an initial commitment of $20 million and a maturity date of February 5, 2016.  The borrowing base under the Credit Agreement is determined at the discretion of the Lender based on, among other things, the Lender’s estimated value of the proved reserves attributable to the Borrowers’ oil and gas properties that have been mortgaged to the Lender, and is subject to regular redeterminations on August 31 and February 28 of each year, and interim redeterminations described in the Credit Agreement and potentially monthly commitment reductions, in each case which may reduce the amount of the borrowing base.  A portion of the revolving credit facility, in an aggregate amount not to exceed $2 million, may be used to issue letters of credit for the account of Borrowers.  The Borrowers may be required to prepay the facility in the event of a borrowing base deficiency as a result of over-advances, sales of oil and gas properties, or terminations of hedging transactions.

Amounts outstanding under the Credit Agreement will bear interest at a rate per annum equal to the greater of (x) the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table in effect from time to time and (y) 4.0%.  Interest is payable monthly in arrears on the last day of each calendar month.  Borrowings under the Credit Agreement are secured by first priority liens on substantially all property of each of the Borrowers and are unconditionally guaranteed by Doral West Corp. and Pure Energy Operating, Inc., each a subsidiary of the Company.

Under the Credit Agreement, the Borrowers have or will incur (i) an unused facility fee equal to 0.5% multiplied by the average daily unused commitment amount, payable calendar quarterly in arrears until the commitment is terminated; (ii) a fronting fee payable on the date of issuance of each letter of credit and annually thereafter or on the date of any increase or extension thereof, equal to the greater of (a) 2.0% per annum multiplied by the face amount of such letter of credit or (b) $1,000; and (iii) an origination fee (x) paid on the closing date, equal to 1.0% of the commitment as of the closing date, and (y) payable on any date the commitment is increased, an additional facility fee equal to 1.0% multiplied by any increase of the commitment above the highest previously determined or redetermined commitment.

The Credit Agreement contains negative covenants that may limit the Borrowers’ ability to, among other things, incur liens, incur additional indebtedness, enter into mergers, sell assets, make investments and pay dividends.  The Credit Agreement also contains financial covenants, measured as of the last day of each fiscal quarter of Red Mountain, requiring the Borrowers to maintain a ratio of (i) the Borrowers’ and their consolidated subsidiaries’ consolidated current assets to consolidated current liabilities of at least 1.00 to 1.00 inclusive of the commitment and debt under the Credit Agreement; (ii) the Borrowers’ and their subsidiaries’ consolidated “Funded Debt” to consolidated EBITDAX (for the four fiscal quarter period then ended) of less than 3.50 to 1.00; and (iii) the Borrowers’ and their subsidiaries’ consolidated EBITDAX to interest expenses (each for the four fiscal quarter period then ended) of at least 3.00 to 1.00.  Funded Debt is defined in the Credit Agreement as the sum of all debt for borrowed money, whether as a direct or reimbursement obligor.  EBITDAX is defined in the Credit Agreement as (a) consolidated net income plus (b) (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) depletion and amortization expenses, (v) dry hole and exploration expenses, (vi) non-cash losses or charges on any hedge agreements resulting from Financial Accounting Standards Board (“FASB”) Statement 133, (vii) extraordinary or non-recurring losses, (viii) expenses that could be capitalized under generally accepted accounting principles (“GAAP”) but by election of Borrowers are being expensed for such period under GAAP, (ix) costs associated with intangible drilling costs, (x) other non-cash charges, (xi) one-time expenses associated with transactions associated with (b)(i) through (iv), minus (c)(i) non-cash income on any hedge agreements resulting from FASB Statement 133, (ii) extraordinary or non-recurring income, and (iii) other non-cash income.

Amounts outstanding under the Credit Agreement may be accelerated and become immediately due and payable upon specified events of default of Borrowers, including, among other things, a default in the payment of principal, interest or other amounts due under the Credit Agreement, certain loan documents or hydrocarbon hedge agreements, a material inaccuracy of a representation or warranty, a default with regard to certain loan documents which remains unremedied for a period of 30 days following notice, a default in the payment of other indebtedness of the Borrowers of $200,000 or more, bankruptcy or insolvency, certain changes in control, failure of Lender’s security interest in any portion of the collateral with a value greater than $500,000, cessation of any security document to be in full force and effect, or Alan Barksdale ceasing to be Chief Executive Officer of Red Mountain or Chairman of the Company and not being replaced with an officer acceptable to Lender within 30 days.

Letter Agreements

On February 28, 2013, the Company entered into letter agreements (the “Letter Agreements”) with each of Frank James and Ralph Perry (each a “Creditor”) for amounts owed to each such Creditor under a plan of reorganization (“Plan”) for Pure Energy Group, Inc. (“Pure Sub”), the Company’s predecessor, approved by the United States Bankruptcy Court. Under the Plan, Mr. James and Mr. Perry were owed $608,726 and $659,224, respectively. Pursuant to the terms of the Letter Agreements, the Company paid each Creditor fifty percent (50%) of the amount owed in cash and the other fifty percent (50%) by arranging for Red Mountain Resources, Inc., the Company’s parent company, to issue shares of its common stock to each Creditor.  As a result, Red Mountain issued an aggregate of 745,854 shares of its common stock to the Creditors.  In connection with the Letter Agreements, the Company agreed to issue an aggregate of 422,650 shares of its common stock to Red Mountain in consideration of Red Mountain issuing its shares to the Creditors.  The issuance of the Company’s securities to Red Mountain was made on a private placement basis and was exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Promissory Notes

On February 28, 2013, the Company agreed to amend the terms of unsecured promissory notes (the “Notes”) held by Red Mountain which were originally issued to Little Bay Consulting S.A. and Green Shoe Investments Ltd. and were in default such that the price at which the principal and accrued interest owed on such Notes could be converted into the Company’s common stock was reduced from $4.00 per share to $1.50 per share, which was above the market price of the Company’s common stock on such date.  The outstanding principal and accrued interest on both notes as of February 28, 2013 was approximately $917,450.  Additionally, on February 28, 2013, Red Mountain elected to convert the entire outstanding amount due under the Notes at the reduced conversion price of $1.50 per share. Accordingly, the Company issued 611,630 shares of common stock to Red Mountain. The shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

15 - Supplemental information relating to oil and natural gas producing activities (unaudited)

Costs incurred in oil and natural gas property acquisition, exploration and development

Set forth below is certain information regarding the costs incurred for oil and gas property acquisition, development and exploration activities:

	Year Ended December 31,
(in thousands)	2012	2011
Property acquisition costs:
Unproved properties	$2,786	$—
Proved properties	1,045	7,574
Exploration costs	—	239
Development costs (1)	15,929	1,719
Total costs incurred	$19,760	$9,532
___________
(1)	For the years ended December 31, 2012 and 2011, development costs included $632,766 and $230,217, respectively, in non-cash, asset retirement obligations.

Results of operations for oil and natural gas producing activities

Set forth below is certain information regarding the results of operations for oil and gas producing activities:

	Year Ended December 31,
(in thousands)	2012	2011
Revenues	$14,781,497	$6,584,134
Production costs	2,281,443	1,434,678
Impairment	2,663,742	49,234
Depletion	5,671,202	2,105,851
Income tax expense	—	—
Accretion Expense	94,556	84,428
Gain of sale of properties	—	(599,100)
Environmental cleanup	2,100,000	—
Natural gas marketing	143,672	10,301
Production taxes	1,171,474	555,698
Results of operations	$685,408	$3,072,959

Proved reserves

Joe C. Neal & Associates, Inc., independent petroleum engineers estimated 100% of the proved reserve information for the Company properties as of December 31, 2012 and 2011.  Each year’s estimate of proved reserves and related valuations were also prepared in accordance with then-current provisions of ASC 932, Extractive Activities.

Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Company’s estimated oil and natural gas reserves are attributable to properties within the United States. A summary of the Company’s changes in quantities of proved oil and natural gas reserves for the years ended December 31, 2012 and 2011 are as follows:

	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
December 31, 2010	344	2,109	696
Acquisitions	885	0	885
Extensions and discoveries	482	578	578
Revisions in previous estimates	48	(81)	35
Production	(51)	(221)	(88)
December 31, 2011	1,708	2,385	2,106
Acquisitions	(144)	(143)	(168)
Extensions and discoveries	16	265	210
Revisions in previous estimates	(308)	(518)	(394)
Production	(151)	(294)	(200)
December 31, 2012	1,271	1,695	1,554

Proved Developed Reserves
December 31, 2011	528	1,592	793
December 31, 2012	804	1,336	1,027
Proved Undeveloped Reserves
December 31, 2011	1,180	793	1,312
December 31, 2012	467	359	527

Standardized measure of discounted future net cash flows relating to proved reserves

Future cash inflows were computed by applying the average on the closing price on the first day of each month for the 12-month period prior to December 31, 2012 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of the Company’s oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Year Ended December 31,
(in thousands)	2012	2011
Future cash inflows	$120,208,031	$163,140,000
Future production costs	(47,186,808)	(30,511,000)
Future development costs	(22,620,478)	(25,968,000)
Future income tax expense	(12,218,429)	—
Future net cash flows	38,182,316	106,661,000
10% annual discount for estimated timing of cash flows	(19,542,639)	(61,800,000)
Standardized measure of discounted future net cash flows	$18,639,677	$44,861,000

Changes in standardized measure of discounted future net cash flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Year Ended December 31,
(in thousands)	2012	2011
Balance, beginning of period	$44,862,000	$9,382,000
Net change in sales and transfer prices and in production (lifting) costs related to future production	(18,916,722)	—
Changes in estimated future development costs	11,934,249	—
Sales and transfers of oil and natural gas produced during the period	(11,227,504)	(4,378,000)
Net change due to extensions and discoveries	(3,726,923)	13,115,000
Net change due to purchase of minerals in place	—	6,509,000
Net change due to revisions in quantity estimates	6,992,767	20,767,000
Previously estimated development costs incurred during the period	(16,602,246)	—
Accretion of discount	4,486,195	(983,000)
Other	465,035	—
Net change in income taxes	9,880,721	—
Balance, end of period	$21,615,885	$44,862,000